UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INSIGHT ENTERPRISES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROPOSAL NO. 1
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF THE NOMINEES
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
MEETINGS OF THE BOARD AND ITS COMMITTEES
CODE OF ETHICS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
STOCK PRICE PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AUDIT COMMITTEE REPORT
RELATIONSHIP WITH INDEPENDENT AUDITORS
PROPOSAL NO. 2
PROPOSAL NO. 3
STOCKHOLDER PROPOSALS
OTHER MATTERS

INSIGHT ENTERPRISES, INC.

1305 West Auto Drive
Tempe, Arizona 85284

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
April 28, 2005

TO OUR STOCKHOLDERS:

     You are cordially invited to attend the Insight Enterprises, Inc. 2005 annual meeting of stockholders on Thursday, April 28, 2005, at 3:00 p.m. local time, at our corporate headquarters, 1305 West Auto Drive, Tempe, Arizona 85284, for the following purposes:

(1)	To elect two Class II directors to serve until the 2008 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

(2)	To approve an amendment to our amended and restated certificate of incorporation to increase the maximum size of our Board of Directors from 9 members to 12 members;

(3)	To ratify the appointment of KPMG LLP as our registered independent public accounting firm for the year ending December 31, 2005; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

     These items are more fully described in the following pages, which are made part of this notice.

     Each outstanding share of our common stock entitles the holder of record at the close of business on March 4, 2005 to receive notice of and to vote at the annual meeting or any adjournment or postponement of the meeting. Shares of common stock can be voted at the annual meeting only if the holder is present in person or by valid proxy. A copy of our annual report to stockholders, which includes audited consolidated financial statements, is enclosed. The annual report is not part of our proxy soliciting material.

By Order of the Board of Directors,

/s/ Stanley Laybourne

Tempe, Arizona	Stanley Laybourne
March 7, 2005	Executive Vice President, Chief Financial Officer,
Secretary and Treasurer

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY, WHICH IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHTS TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THIS MEETING.

INSIGHT ENTERPRISES, INC.

1305 West Auto Drive
Tempe, Arizona 85284

PROXY STATEMENT

2005 ANNUAL MEETING OF STOCKHOLDERS
April 28, 2005

     Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board by our management. The terms “we,” “our” “Insight” and “Company” refer to Insight Enterprises, Inc. and its subsidiaries. This proxy statement is first being sent to our stockholders on or about March 22, 2005.

GENERAL INFORMATION

Who can vote?

You are entitled to vote your common stock if our records showed that you held your shares as of March 4, 2005, the record date for our meeting. At the close of business on that date, 49,659,721 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

How do I vote?

If your common stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from it that you must follow in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may vote your shares by mail, by telephone or over the Internet. To vote by mail you may instruct the persons named as proxies how to vote your common stock by signing, dating and mailing the proxy card in the envelope provided. You may vote by telephone or Internet 24 hours a day, 7 days a week until 12:00 p.m. (CT) on April 27, 2005. The enclosed proxy card contains instructions for telephone and Internet voting. Of course, you can always come to the meeting and vote your shares in person.

How may I revoke my proxy instructions?

You may revoke your proxy instructions by any of the following procedures:

1.	Send us another signed proxy with a later date;

2.	Send a letter to our Corporate Secretary revoking your proxy before your common stock has been voted by the persons named as proxies at the meeting; or

3.	Attend the annual meeting and vote your shares in person.

How are votes counted?

The annual meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting.

If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board of Directors. We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. However, if any other matters not described in this proxy statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting, if such shares are otherwise properly represented at the meeting in person or by proxy, but are not counted for purposes of determining the number of shares entitled to vote on any proposal in respect of which the broker or other nominee lacks discretionary authority.

May I attend the annual meeting?

If you are a holder of record, you may attend the annual meeting. If you plan to attend the annual meeting, please indicate this when you vote. If you are a beneficial owner of common stock held by a broker or bank, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a broker or bank showing your current ownership and ownership of our shares on the record date are examples of proof of ownership. If you want to vote in person your common stock held in street name, you will have to get a proxy in your name from the registered holder.

What vote is required?

The two nominees for director who receive the most votes will be elected. Therefore, if you do not vote for a nominee or you elect to withhold authority to vote for any nominee on your proxy card, your vote will not count for or against any nominee.

The proposal to amend our Amended and Restated Certificate of Incorporation to increase the maximum number of directors and the ratification of the appointment of KPMG LLP as our independent public auditor will be adopted upon the affirmative vote of the majority of shares voting on the proposal.

Who pays the cost of this proxy solicitation?

We will pay the cost of this proxy solicitation. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our directors, officers and employees, for which they will not be paid.

Who should I call if I have questions?

If you have questions about the annual meeting or voting, please call our Corporate Secretary, Stanley Laybourne, at (480) 350-1142.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     There are two nominees for election to our Board this year. Larry A. Gunning and Robertson C. Jones are Class II directors and have served on our Board since 1995. The Board has nominated Messrs. Gunning and Jones for re-election as directors. Unless otherwise instructed, the proxy holders will vote for the election of Messrs. Gunning and Jones. Each of the nominees has agreed to be named in this proxy statement and to serve if elected.

     We know of no reason why any of the nominees would not be able to serve. However, if any nominee is unable or declines to serve as a director, or if a vacancy occurs before election (which events are not anticipated), the proxy holders will vote for the election of such other person or persons nominated by the Board.

     Information concerning each director nominee is set forth below, along with information about other members of our Board and about our executive officers.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR ELECTION OF THE NOMINEES

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

     Our Board consists of seven persons, divided into three classes serving staggered terms of three years. The terms of the two Class II directors will expire at the 2005 annual meeting (if elected, their new terms will expire at the 2008 annual meeting). The terms of the Class III and Class I directors will expire at the 2006 and 2007 annual meetings, respectively. The names of our directors and executive officers, and information about them, are set forth below.

Richard A. Fennessy
(Age 40)

•	Chief Executive Officer

•	President

Mr. Fennessy was elected Chief Executive Officer and President effective November 2004. Mr. Fennessy is a seventeen year veteran of International Business Machines Corporation (“IBM”), the world’s largest technology company where he held numerous domestic and international executive positions. His most recent positions included: General Manager, Worldwide, ibm.com; Vice President, Worldwide Marketing — Personal Computer Division; and General Manager, Worldwide PC Direct organization. In connection with the employment of Mr. Fennessy, we agreed to appoint Mr. Fennessy to the Board of Directors as soon as we appoint another independent director. The Nominating and Governance Committee is currently identifying and evaluating appropriate candidates.

Stanley Laybourne
(Age 56)

•	Executive Vice President, Chief Financial Officer Secretary and Treasurer

•	Class III Director

•	Member of the Executive Committee

Mr. Laybourne has been a director since 1994. He became our Chief Financial Officer and Treasurer in 1991, Executive Vice President in 2002 and served as Secretary from 1994 to October 2002 and September 2004 to present. Mr. Laybourne is a certified public accountant.

Timothy A. Crown
(Age 41)

•	Chairman of the Board

•	Former Chief Executive Officer

•	Class III Director

•	Member of the Executive Committee

Mr. Crown, one of our founders, stepped down from the position of Chief Executive Officer and President in November 2004, positions he held since January 2000 and October 2003, respectively. Mr. Crown has been a director since 1994 and assumed the position of Chairman of the Board in November 2004. Mr. Crown has been employed by us or one of our predecessors since 1988 and served as President from 1989 to June 2001. Timothy A. Crown is the brother of Eric J. Crown.

Eric J. Crown
(Age 43)

•	Class I Director

•	Member of the Executive Committee

Mr. Crown, one of our founders, stepped down from the position of Chairman of the Board in November 2004, a position he has held since 1994. Mr. Crown remains on the Board and holds the honorary title of Chairman Emeritus. Mr. Crown has held various officer and director positions with us and our predecessor corporations since 1988, including Chief Executive Officer. Eric J. Crown is the brother of Timothy A. Crown.

Larry A. Gunning
(Age 61)

•	Class II Director

•	Chairman of the Compensation Committee

•	Member of the Audit and Nominating and Governance Committees

Mr. Gunning has been a director since 1995. He has been Manager and Director of 3D Petroleum LLC, a petroleum company, since 2001. From 1988 to 2001, Mr. Gunning was President and a Director of Pasco Petroleum Corp., a petroleum marketing company that merged with 3D Petroleum LLC in 2001.

Robertson C. Jones
(Age 60)

•	Class II Director

•	Chairman of the Nominating and Governance Committee

•	Member of the Audit and Compensation Committees

Mr. Jones has been a director since 1995. Mr. Jones was Senior Vice President and General Counsel of Del Webb Corporation, a developer of master-planned residential communities, from 1992 through 2001.

Michael M. Fisher
(Age 59)

•	Class I Director

•	Chairman of the Audit Committee

•	Member of the Compensation and Nominating and Governance Committees

Mr. Fisher has been a director since May 2001 and is the Audit Committee’s designated financial expert. Mr. Fisher has served as President of Power Quality Engineering, Inc., a manufacturer of specialty filters, since 1995.

Bennett Dorrance
(Age 58)

•	Class I Director

•	Member of Compensation and Nominating and Governance Committees

Mr. Dorrance has been a director since February 2004. He has been a Managing Director of DMB Associates, a Real Estate Service Company based in Scottsdale, Arizona since 1984. Mr. Dorrance has served on the board of Campbell Soup Company since 1989. He was also a member of the Board of Directors of Bank One Corporation from 1997 to 2000.

Karen K. McGinnis
(Age 38)

•	Senior Vice President of Finance

Ms. McGinnis joined Insight Enterprises, Inc. in March 2000 and was named Senior Vice President of Finance in April 2001. From 1997 to 2000, Ms. McGinnis was the Chief Financial Officer of Horizon, a privately held distributor of irrigation and turf maintenance equipment and supplies in the United States and Mexico. Ms. McGinnis is a certified public accountant.

Dino D. Farfante
(Age 42)

•	President - Insight Direct Worldwide, Inc.

Mr. Farfante joined Insight North America in 1996 and was named President of Insight Direct Worldwide, Inc. in October 2003. From November 2002 to October 2003, Mr. Farfante served as the President of Insight North America, Inc. During his tenure, he has also served as Senior Vice President of Sales and Marketing and Chief Operating Officer.

Stuart Fenton
(Age 36)

•	Managing Director - Insight Direct UK Ltd.

Mr. Fenton was named Managing Director of Insight Direct UK Ltd. in October 2002. Mr. Fenton held various positions at Micro Warehouse Inc. from 1995 to 2002, serving as the General Manager of Micro Warehouse Canada in his last position there. His positions at Micro Warehouse included European Vice President of E-business, Marketing and Purchasing, Commercial Director, Marketing Director and Marketing Manager of Micro Warehouse UK Ltd.

Branson (“Tony”) M. Smith
(Age 49)

•	President - Direct Alliance Corporation

Mr. Smith was named the President of Direct Alliance Corporation in November 2003, a position he had also held between December 2000 and June 2001. From June 2001 through October 2003, Mr. Smith served as the President of Insight Enterprises, Inc. Mr. Smith originally joined Insight Enterprises, Inc. in 1993 and has held various senior- and executive-level positions with Insight Enterprises, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     We sponsor the Insight Bowl, a post-season intercollegiate football game that is played annually in Phoenix, Arizona. We have entered into multi-year sponsorship agreements with the Valley of the Sun Bowl Foundation d/b/a Insight Bowl and The Arizona Sports Foundation d/b/a Fiesta Bowl, the not-for-profit entities that conduct the Insight and Fiesta Bowl games and related activities. During 2004, we paid the Valley of the Sun Bowl Foundation and related Foundation entities approximately $968,000 for sponsorship arrangements, ticket purchases and miscellaneous expenses. Stanley Laybourne, a member of our Board and our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, serves as the Chief Financial Officer of these organizations. We believe we obtain important local and national public relations benefits from our sponsorship, and we use the events to entertain customers, suppliers and employees. We also believe the terms of the sponsorship agreements with these organizations are as advantageous to us as we would obtain in an arm’s length transaction. Finally, the agreements between us and these organizations were negotiated by senior executive management other than Stanley Laybourne and the final agreements were approved by our Board with Stanley Laybourne abstaining from the vote.

MEETINGS OF THE BOARD AND ITS COMMITTEES

     The Board of Directors held a total of eight meetings during the year ended December 31, 2004. None of our directors attended fewer than 75% of the aggregate of all meetings of the Board, or of any committee on which the director served during 2004. The Board currently does not have a policy with regard to director attendance at the Company’s annual meeting of stockholders. However, four of the seven Board members attended the annual meeting of stockholders in May 2004. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, and all of these are standing committees.

     The Board has determined that the following directors meet the independence requirement of the Marketplace Rules of the National Association of Securities Dealers, Inc. (“NASD”): Larry A. Gunning, Robertson C. Jones, Michael M. Fisher and Bennett Dorrance. The independent directors hold executive sessions without management present on a quarterly basis and more often as they determine appropriate.

     The Executive Committee consists of Eric J. Crown, Timothy A. Crown and Stanley Laybourne. The Executive Committee is empowered to act on board matters that arise between meetings of the full Board or matters that required immediate attention when a quorum of our Board can not be convened. The Executive Committee did not meet in 2004.

     The Audit Committee consists of Michael M. Fisher, Chairman, Larry A. Gunning and Robertson C. Jones and met thirteen times in 2004. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities as to financial reporting, audit functions and risk management. The Audit Committee reviews and considers the independence and performance of our independent auditors and internal audit department and the systems of internal control established by management. The Audit Committee operates pursuant to a written charter, reviewed annually, adopted by the Committee and approved by the Board. The charter may be viewed online on our website at www.insight.com under the “Investor Relations” section by clicking on the “Highlights” tab under Corporate Governance.

     The Board has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable NASD Marketplace Rules for audit committees. In particular, all Audit Committee members possess the required level of financial literacy, at least one member of the Audit Committee meets the current standard of requisite financial management expertise and our Board has determined that Michael M. Fisher, the chairman of the Audit Committee, is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities and Exchange Commission (the “SEC”). Each member of the Audit Committee is an “independent director” as defined in NASD Marketplace Rule 4200(a)(15). Our policy is to discourage related party transactions and prior approval of the Audit Committee is necessary for an officer or director to enter into a related party transaction.

     The Compensation Committee, consisting of Messrs. Gunning, Chairman, Jones, Fisher and Dorrance, met seven times in 2004. The Compensation Committee operates pursuant to a written charter which may be viewed online on our website at www.insight.com under the “Investor Relations” section by clicking on the “Highlights” tab under Corporate Governance. The Compensation Committee administers compensation and benefit programs designed for directors and officers required to report under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and our other senior officers with a title of at least Senior Vice President. The Committee, however, has delegated some compensation decisions regarding Senior Vice Presidents to our Chief Executive Officer and President and to our Chief Financial Officer provided that all agreements are in the form approved by the Compensation Committee and compensation arrangements, including perquisites, do not exceed established limits. The Committee also administers our equity compensation plans to ensure that we have the ability to attract and retain highly qualified managers through competitive salary and benefit programs and to encourage extraordinary effort through incentive rewards. Each member of the Compensation Committee is an “independent director” as defined in NASD Marketplace Rule 4200(a)(15) and an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

     The Nominating and Governance Committee, consisting of Messrs. Jones, Chairman, Gunning, Fisher and Dorrance, met six times during 2004. The Nominating and Governance Committee operates pursuant to a written charter which may be viewed online on our website at www.insight.com under the “Investor Relations” section by clicking on the “Highlights” tab under Corporate Governance. Each member of the Nominating and Governance Committee is an “independent director” as defined in NASD Marketplace Rule 4200(a)(15).

     The Nominating and Governance Committee is responsible for identifying, recruiting and evaluating candidates for the Board when appropriate and making recommendations to the Board regarding the membership of the committees of the Board. In evaluating Board candidates, the Nominating and Governance Committee does not have fixed requirements but will, instead, consider the breadth of business experiences and skills, prominence and reputation in their professions, their global business perspectives, concern for the long-term interests of the stockholders and personal ethics, integrity and judgment. Two of the nominees for directors being voted upon at the annual meeting, Larry A. Gunning and Robertson C. Jones are directors standing for re-election. We have never received a recommendation for a director nominee from a stockholder. Our policy, however, would require that the Nominating and Governance Committee evaluate nominees recommended by stockholders in the same manner described above. Stockholders may propose director candidates for consideration by sending the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of our common stock to our Corporate Secretary at 1305 West Auto Drive, Tempe, Arizona 85284 in accordance with the provisions set forth under the heading “Stockholder Proposals” in this proxy statement. The Nominating and Governance Committee is also responsible for reviewing current developments in the corporate governance area and periodically updating the Board or making recommendations as the Nominating and Governance Committee deems appropriate.

     Stockholders wishing to communicate with the Board or with a Board member should address communications to the Board or the particular Board member, c/o Corporate Secretary, Insight

Enterprises, Inc., 1305 West Auto Drive, Tempe, Arizona 85284. The Corporate Secretary will forward all such communication to the individual Board member or the Board, as appropriate.

Compensation of Directors

     Each outside director (i.e., non-employee) receives $15,000 per quarter for serving on the Board, an additional $2,500 per quarter for each Board Committee on which he serves and reimbursement for reasonable expenses incurred in connection with service as a director. An additional $1,250 per quarter will be paid to the director serving as Chairman of the Audit Committee. In addition, outside directors will receive options to purchase 5,000 shares upon joining the Board and options to purchase 2,500 shares yearly. Options granted to outside directors are exercisable for five years at the fair market value of the stock on the date of grant and vest over a three-year period, subject to continued Board service. Additionally, in 2004, we granted our directors a $2,500 allowance to purchase product from us. Directors who are employees do not receive compensation for their service as directors. The Compensation Committee has approved, for 2005, a $500,000 retainer for Mr. Timothy A. Crown, Chairman of the Board, in lieu of standard compensation for directors and based primarily on time commitments to the Company during Richard A. Fennessy’s first full year as Chief Executive Officer of the Company.

CODE OF ETHICS

     We have adopted a Code of Ethics that applies to directors and all employees, including our Chief Executive Officer and our senior financial executives. The Code of Ethics is posted on our website, www.insight.com, and may be found under the “Investor Relations” section by clicking on the “Highlights” tab under Corporate Governance. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendments to, or waivers from, a provision of our Code of Ethics by posting such information on our website at the location specified above.

EXECUTIVE COMPENSATION

     The table below sets forth for each of the last three years the total compensation for services rendered to us by our Chief Executive Officer and our four other most highly compensated executive officers. Additionally, P. Robert Moya is included because although he retired in December 2004, he would have been one of the four other most highly compensated executive officers. We refer to these persons as named executive officers. The amounts shown include both amounts paid and amounts deferred.

Summary Compensation Table

					Long Term
					Incentive
					Compensation
					Securities
					Underlying	All Other
		Annual			Options/SARs	Compensation
		Compensation (1)			(#)(2)	(5)(3)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other ($)(3)
Richard A. Fennessy (4)
Chief Executive Officer, President	2004	89,548	350,000	39,710	500,000	53,845

Timothy A. Crown (4)	2004	695,000	1,633,585	—	186,000	3,048
Former Chief Executive Officer,	2003	324,167	993,766	—	—	3,508
President	2002	250,000	944,172	—	250,000	3,524

Stanley Laybourne	2004	350,000	825,000	—	93,000	3,048
Executive Vice President,	2003	225,000	397,407	—	25,000	4,008
Chief Financial Officer,	2002	196,667	377,669	—	—	3,760
Treasurer and Secretary

P. Robert Moya (5)	2004	323,958	675,000	—	69,750	1,427,751
Former Executive Vice President,	2003	220,833	414,435	—	—	3,500
Chief Administrative Officer, General	2002	44,743	—	—	250,000	—
Counsel and Secretary

Dino D. Farfante	2004	325,000	750,000	—	93,000	3,048
President - Insight Direct	2003	304,167	401,317	—	—	3,508
Worldwide, Inc.	2002	291,250	381,124	—	75,000	3,856

Stuart Fenton (6)	2004	355,814	256,205	—	71,500	50,085
Managing Director - Insight Direct	2003	269,754	151,403	—	—	45,875
UK Ltd.	2002	57,179	10,504	—	50,000	—

(1)	The cost of certain perquisites and other personal benefits are not included because they did not exceed, in the case of any named executive officer, the lesser of $50,000 or 10% of the total of the annual salary and bonus for such executive.

(2)	Information in this column represents options issued by us to purchase shares of our common stock.

(3)	Other Annual Compensation represents payments in 2004 to Richard A. Fennessy for the grossed up tax amounts for the reimbursement of relocation expenses of $39,710. All Other Compensation represents payments in 2004 to Richard A. Fennessy for reimbursement of relocation expenses and reimbursement of legal fees of $28,845 and $25,000, respectively. All Other Compensation represents payments to P. Robert Moya for severance amounts and matching contributions to his 401(k) account in the following amounts, respectively: $1,424,703 and $3,048 in 2004, and $0 and $3,500 in 2003. Represents payments to Stuart Fenton for auto allowances, pension contribution and life insurance of $27,491, $14,680 and $7,914 in 2004; $24,523, $18,883 and $2,469 in 2003. All Other Compensation represents payments for disability insurance premiums and contributions to the 401(k) accounts of the other named executive officers in the following amounts, respectively: $0 and $3,048 in 2004; $508 and $3,000 in 2003, and $774 and $2,750 in 2002 for Timothy A. Crown; $0 and $3,048 in 2004, $508 and $3,500 in 2003, and $760 and $3,000 in 2002 for Stanley Laybourne; and $0 and $3,048 in 2004; $508 and $3,000 in 2003, and $1,106 and $2,750 in 2002 for Dino D. Farfante.

(4)	In November 2004, Mr. Crown, one of our founders, stepped down from the positions of Chief Executive Officer and President and Mr. Fennessy assumed the positions. Mr. Fennessy’s annual salary is $695,000.

(5)	Mr. Moya joined Insight Enterprises, Inc. in October 2002 and retired in December 2004.

(6)	Mr. Fenton joined Insight Enterprises, Inc. in October 2002 as the Managing Director of Insight Direct UK Ltd.

Option Grants in Last Fiscal Year

     The following table sets forth information regarding stock options granted during the year ended December 31, 2004 to the named executive officers.

	Individual Grants
		Percent of
	Number of	Total			Potential Realizable Value at
	Securities	Options			Assumed Annual Rates of Stock
	Underlying	Granted to	Exercise		Price Appreciation for Option
	Options	Employees in	Price	Expiration	Term (2)
Name	Granted (#)(1)	Fiscal Year	($/Share)	Date	5%($)	10%($)
Richard A. Fennessy	500,000	15.0%	19.90	11/15/09	2,749,002	6,074,575

Timothy A. Crown	186,000	5.6%	19.35	3/17/09	994,365	2,197,287

Stanley Laybourne	93,000	2.8%	21.25	2/4/09	546,001	1,206,520

P. Robert Moya (3)	69,750	2.1%	21.25	2/4/09	409,501	904,890

Dino D. Farfante	93,000	2.8%	21.25	2/4/09	546,001	1,206,520

	46,500	1.4%	21.25	2/4/09	273,001	603,260
Stuart Fenton	25,000	0.8%	16.18	8/26/09	11,756	246,951

(1)	Represent options granted by us to purchase shares of our common stock. For options granted to Messrs. Crown, Laybourne, Moya and Farfante, one-fourth of the options become exercisable on each of the first four anniversaries of the grant date. For options granted to Mr. Fennessy, one-third of the options become exercisable on each of the first three anniversaries of the grant date. For options granted to Mr. Fenton on February 4, 2004, one-fourth of the options become exercisable on each of the first four anniversaries of the grant date. For options granted to Mr. Fenton on August 26, 2004, one-third of the options become exercisable on each of the first three anniversaries of the grant date.

(2)	Amounts represent hypothetical gains that could be achieved over the full option term (5 years). The potential realizable value is calculated by assuming that the market price of the underlying security appreciates in value from the date of grant to the end of the term of the option at the specified annual rates, and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the common stock.

(3)	In connection with his retirement, we agreed to terminate Mr. Moya’s employment contract without cause, and, accordingly, Mr. Moya’s options expired on January 10, 2005, seven business days following his last day of employment on December 29, 2004.

Aggregated Option Exercises and Fiscal Year-End Option Values

     The following table sets forth information with respect to exercises of options to purchase Insight Enterprises, Inc. common stock and the number and value of such options outstanding at December 31, 2004 held by the named executive officers.

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		In-The-Money
	on	Value	Options at Year-End (#)		Options at Year-End ($) (1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable(2)	Exercisable	Unexercisable
Richard A. Fennessy	—	—	—	500,000	—	310,000

Timothy A. Crown	—	—	46,500	139,500	54,405	163,215

Stanley Laybourne	50,000	508,325	584,084	86,416	2,052,770	88,330

P. Robert Moya (3)	217,633	2,368,476	47,438	152,312	347,700	1,159,000

Dino D. Farfante	183,333	1,320,540	130,750	69,750	129,454	—

Stuart Fenton	8,334	88,336	11,625	126,541	—	858,158

(1)	Value as of December 31, 2004 is based upon the closing price on that date as reported on the Nasdaq minus the exercise price, multiplied by the number of shares underlying the option.

(2)	Does not include securities underlying unexercisable options at year-end issued by Direct Alliance Corporation (“Direct Alliance”) held by named executive officers in the following amounts: 600,000 held by Timothy A. Crown; 300,000 held by Stanley Laybourne; and 30,000 held by Dino D. Farfante.

(3)	In connection with his retirement, we agreed to terminate Mr. Moya’s employment contract without cause, and, accordingly, Mr. Moya’s options expired on January 10, 2005, seven business days following his last day of employment on December 29, 2004.

     In addition, our subsidiary, Direct Alliance issued options in 2000 to our named executive officers in the amounts described in footnote (2) above. None of these options is exercisable, and there is no current market for the underlying securities. The exercise price for each of these options is the fair market value at the date of grant, as determined by an appraisal. We have not conducted subsequent appraisals for this purpose through December 31, 2004, and we are not required to do so. Accordingly, the current value of these unexercisable options at December 31, 2004 is indeterminate, and no value in respect of these options is included in the table above. Under these options, our named executive officers have the right to acquire the following percentages, determined on a fully-diluted basis, of the total outstanding common stock of Direct Alliance: Timothy A. Crown, 1.8%; Stanley Laybourne, 0.9%; and Dino Farfante, 0.1%.

     Until the initial public offering of PlusNet plc on July 14, 2004 and subsequent sale of remaining shares on December 14, 2004, we had reserved shares of common stock of our subsidiary, PlusNet, under the PlusNet Technologies Limited 2000 Long-Term Incentive Plan. As a result of the sale of our entire investment in PlusNet, PlusNet is no longer a subsidiary of Insight Enterprises, Inc. Accordingly, the PlusNet Technologies Limited 2000 Long-Term Incentive Plan is no longer an Insight Enterprises, Inc. stock option plan.

     The following table sets forth information with respect to exercises of options to purchase PlusNet plc common stock and the number and value of such options outstanding at December 31, 2004 held by the named executive officers:

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		In-The-Money
	on	Value	Options at Year-End (#)		Options at Year-End ($) (1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable(2)	Exercisable	Unexercisable
Timothy A. Crown	—	—	500,000	—	1,302,948	—

Stanley Laybourne	125,000	104,375	125,000	—	325,737	—

Dino D. Farfante	25,000	49,327	—	—	—	—

(1)	Value as of December 31, 2004 is based upon the closing price on the next preceding trading day as reported on the AIM market of the London Stock Exchange minus the exercise price, multiplied by the number of shares underlying the option and the exchange rate from British pound sterling to United States dollar of 1.92.

Equity Compensation Plan Information

     The following table gives information about our common stock that may be issued upon the exercise of options under all of our existing equity compensation plans as of December 31, 2004:

	Number of			Number of securities
	Securities to be		Weighted	remaining available for
	issued upon		average exercise	future issuance under
	exercise of		price of	equity compensation plans
	outstanding		outstanding	(excluding securities
	options		options	reflected in column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	7,384,368		$17.98	2,044,057

Equity compensation plans not approved by security holders	452,233	(1)	$21.22	—

Total	7,836,601		$18.16	2,044,057

Subsidiary equity compensation plans not approved by security holders (2)	2,777,500		$1.42	1,722,500

Restricted equity compensation plans not approved by security holders (3)	—		—	434,907

(1)	Consists of options that are outstanding under our 1999 Broad Based Employee Stock Option Plan (the “1999 Broad Based Plan”). Neither the Nasdaq current listing standards nor federal law has required stockholder approval of the 1999 Broad Based Plan, and, accordingly, it was not approved by our stockholders.

(2)	Includes options issued by Direct Alliance under the Direct Alliance Corporation 2000 Long Term Incentive Plan (“Direct Alliance Plan”).

(3)	Includes restricted shares available for grant under the 1998 Employee Restricted Stock Plan and the 1998 Officer Restricted Stock Plan (“Restricted Plans”).

     In November 1994, the stockholders approved the establishment of the 1994 Stock Option Plan (the “1994 Plan”). The 1994 Plan provides for the grant to executive officers, other key employees, non-employee directors and consultants of “incentive stock options”, within the meaning of Section 422 of the Code, or nonqualified stock options. Effective November 9, 2004, our ability to grant incentive stock options under the 1994 Plan expired. The 1994 Plan was administered by the Board of Directors (or a committee of the Board), which determined the terms of options granted under the 1994 Plan, including the exercise price and the number of shares subject to the option. The 1994 Plan provided the Board of Directors with the discretion to determine when options granted thereunder shall become exercisable.

     In October 1997, the stockholders approved the establishment of the 1998 Long-Term Incentive Plan (the “1998 LTIP”) for officers, employees, directors and consultants or independent contractors. The 1998 LTIP authorizes grants of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, restricted common stock and performance-based awards. In 2000, the stockholders approved an amendment to the 1998 LTIP increasing the number of shares eligible for awards to 6,000,000 and allowing the Board to reserve (which they have done) additional shares such that the number of shares of common stock remaining for grant under the 1998 LTIP and any of our other option plans, plus the number of shares of common stock granted but not yet exercised under the 1998 LTIP and any of our other option plans, shall not exceed 20% of the outstanding shares of our common stock at the time of calculation of the additional shares. This plan will expire in 2010. As of December 31, 2004, there were 2,044,057 total shares of common stock available to grant for awards under the 1998 LTIP, 1994 Plan and 1999 Broad Based Employee Stock Option Plan.

     In September 1998, we established the 1998 Employee Restricted Stock Plan (the “1998 Employee RSP”) for our employees. The total number of restricted common stock shares initially available for grant under the 1998 Employee RSP was 562,500 and as of December 31, 2004, 434,417 of restricted common stock shares were available for grant.

     In December 1998, we established the 1998 Officer Restricted Stock Plan (the “1998 Officer RSP”) for our officers. The total number of restricted common stock shares initially available for grant under the 1998 Officer RSP was 56,250 and as of December 31, 2004, 490 shares of restricted common stock were available for grant.

     In September 1999, we established the 1999 Broad Based Employee Stock Option Plan (the “1999 Broad Based Plan”) for our employees. The total number of stock options initially available for grant under the 1999 Broad Based Plan is 1,500,000; provided, however, that no more than 20% of the shares of stock available under the 1999 Broad Based Plan may be awarded to the Officers. Stock options available for grant under the 1999 Broad Based Plan are included in the total shares of common stock available to grant for awards under the 1998 LTIP, 1994 Plan or 1999 Broad Based Plan discussed above.

     The 1994 Plan, 1998 LTIP, 1998 Employee RSP, 1998 Officer RSP and 1999 Broad Based Plan (the “Plans”) are administered by the Compensation Committee of the Board of Directors. Except as provided below, the Compensation Committee has the exclusive authority to administer the Plans, including the power to determine eligibility, the types of awards to be granted, the price and the timing of awards. The Compensation Committee has, however, delegated to our Chief Executive Officer the authority to grant awards to individuals other than individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

     In May 2000, we established the Direct Alliance Corporation 2000 Long-Term Incentive Plan (Direct Alliance 2000 LTIP. The total number of stock options initially available for grant under this plan, representing 15% of the outstanding shares of the Direct Alliance common stock 4,500,000. As of December 31, 2004, the number of stock options available for grant under the Direct Alliance Plan is 2,777,500. The Direct Alliance Plan, which is currently administered by the subsidiary’s Board of

Directors, include provisions for granting of incentive awards in the form of stock options to the subsidiary’s employees and directors as well as to officers and employees of its parent and corporate affiliates. The right to purchase shares under the stock option agreements with Direct Alliance’s employees and directors vest 100% on May 5, 2005 and expire on May 5, 2006. The vesting and exercisability of the options accelerate in the event of an initial public offering or change of control of the subsidiary or of Insight Enterprises, Inc. Unexercised options terminate seven days after an individual ceases to be an employee. The right to purchase shares under the stock option agreements with officers or employees of its parent or corporate affiliates is 100% vested on the date of grant, however, are not exercisable until May 5, 2005 and expire on May 5, 2006. The exercisability of these options accelerates in the event of an initial public offering or change of control of the subsidiary or us. Unexercised options do not terminate after an individual ceases to be an employee.

Employment Contracts, Termination of Employment and Change-of-Control Arrangements

     We have entered into employment agreements with each of our named executive officers. It has been our policy that the Compensation Committee must approve compensation for all of our officers who are subject to the reporting requirements of Section 16(a) of the Exchange Act and for our other Senior Vice Presidents, and the Board approved all of the employment agreements with our named executive officers based upon the recommendation of the Compensation Committee. Employment agreements with Timothy A. Crown, Stanley Laybourne, and Dino D. Farfante that supersede agreements entered into between July 1997 and October 2002 were entered into during February 2004 to be effective November 2003 and were amended and restated in November 2004 to make immaterial, conforming changes to the employment agreement negotiated with Mr. Fennessy. An employment agreement with Richard A. Fennessy was entered into in October 2004 and was effective November 2004.

     The employment agreements for Richard A. Fennessy, Stanley Laybourne and Dino D. Farfante provide for continually renewing terms of two years and establish base salaries and a mechanism for setting annual incentive bonuses. The Compensation Committee will typically evaluate and set bonus levels for each subsequent year in the second half of the preceding year (for example, the Compensation Committee will typically set a bonus level for 2006 in the second half of 2005). For 2005, the bonus level was not set until February 2005 in order to include Richard A. Fennessy, Chief Executive Officer, in the evaluation process. The employment agreements provide for annual, rather than quarterly, bonuses and establish quarterly advances against such annual bonuses based on Company performance during each of the first three quarters. The amount of the advances is subject to a declining percentage (from a 75% advance of the quarterly calculation in 2004 to a 50% advance in 2006 and thereafter). Additionally, the agreements allow us, under specified conditions, to take back bonus advances if we do not achieve a set minimum of diluted earnings per share for the entire fiscal year. The employment agreement for Timothy A. Crown was renegotiated based upon his move to Chairman of the Board and provides for a $500,000 retainer, no incentive bonus and a continually renewing term of one year, subject to review by the Compensation Committee in July 2005.

     The material terms of the agreements are as follows:

Richard A. Fennessy.

(i)	effective date November 15, 2004;

(ii)	a two-year initial term that automatically renews for a new two-year term each successive day after the start of the initial term;

(iii)	an annual salary of $695,000;

(iv)	a cash bonus of $350,000 to be paid within two weeks of the start date;

(v)	incentive compensation for 2005 equal to the greater of (a) $1,000,000; or (b) 1,000,000 times the actual diluted earnings per share divided by $1.20, not to exceed $1,875,000; incentive compensation for years subsequent to 2005 will be determined by the compensation committee of the Board of Directors. Although there is no guaranteed incentive compensation, the compensation committee intends to target $1,000,000 per year, provided Mr. Fennessy reaches performance targets established for the year;

(vi)	a 500,000 share grant of non-qualified stock options of the company to be granted at the start date at a price equal to the closing price of the company’s common stock on the start date. The stock options will vest ratably over three years and expire five years from the date of grant, but the shares will become fully vested upon termination of employment for any reason, including cause;

(vii)	a 250,000 share grant of non-qualified stock options of the company to be granted on January 3, 2005 at a price equal to the closing price of the company’s common stock on January 3, 2005. The stock options will vest ratably over three years and expire five years from the date of grant, but the shares will become fully vested upon termination of employment for any reason, including cause;

(viii)	a 75,000 share grant of restricted stock of the company to be granted on January 3, 2005. Restrictions will lift ratably over three years following the date of grant;

(ix)	reasonable relocation and travel fees will be reimbursed, and grossed-up for income taxes, during the period of relocation, starting at the start date and continuing for up to nine months following start date; legal fees incurred by Mr. Fennessy of up to $25,000 for preparation and negotiation of the employment contract will be reimbursed;

(x)	a severance payment upon termination without cause, payable on the date of termination, equal to two times Mr. Fennessy’s annual base salary, less the amount paid during the notice period, and two times the higher annual bonus that would have been awarded, based on the calculation then in effect, during the one of the two immediately preceding fiscal years which would produce the higher award. Additionally, if the termination without cause is within the initial two-year term, the 500,000 non-qualified stock option grant on the start date and 250,000 non-qualified stock option grant on January 3, 2005 will become 100% vested;

(xi)	a severance payment following a change in control of the company if Mr. Fennessy terminates his employment with cause or the company terminates his employment without cause prior to the expiration of 24 months after the change in control occurs, payable within ten days of his last day of work, equal to two times his highest annual base salary in effect during the term of the agreement and two times the higher annual bonus that would have been awarded, based on the calculation then in effect, during the one of the two immediately preceding fiscal years which would produce the higher award. Additionally, Mr. Fennessy will become vested in any and all stock bonus and stock option plans and agreements of the company in which Mr. Fennessy has an interest, vested or contingent. All payments made following a “change in control” are to be grossed-up for the Mr. Fennessy’s taxes.

Stanley Laybourne.

(i)	effective date November 1, 2003;

(ii)	a two-year initial term that automatically renews for a new two-year term each successive day after the start of the initial term;

(iii)	an annual salary of $350,000;

(iv)	incentive compensation for 2004 of $825,000 was equal to 550,000 times the actual diluted earnings per share, subject to a limit of $825,000; beginning in fiscal 2005, Mr. Laybourne is eligible for an annual bonus calculated with respect to reported diluted earnings per share of Insight Enterprises, a fixed multiplier and a performance factor which increases with rising or decreases with falling diluted earnings per share, all assuming achievement by Insight Enterprises of a minimum diluted earnings per share. For purposes of the bonus calculation, diluted earnings per share will be increased or decreased, as applicable, for any adjustments which are reflected in the tabular reconciliation of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures in the quarterly press releases of the results of operations of Insight Enterprises. Mr. Laybourne is also eligible for a $25,000 bonus, payable semi-annually, based on improvements in employee satisfaction improvement survey results.

(v)	upon a “change in control”, a termination of the agreement by us “without cause” or a termination of the agreement by the named executive officer for “good reason” (as those terms are defined in the agreements), we would be required to make a lump-sum payment in an amount equal to two times Mr. Laybourne’s annual base salary, less the amount paid during the notice period and two times the higher annual bonus that would have been awarded, based on the calculation then in effect, during the one of the two immediately preceding fiscal years which would produce the higher award. All payments made following a “change in control” are to be grossed-up for Mr. Laybourne’s taxes.

Dino Farfante.

(i)	effective date November 1, 2003;

(ii)	a two-year initial term that automatically renews for a new two-year term each successive day after the start of the initial term;

(iii)	an annual salary of $325,000;

(iv)	incentive compensation for 2004 of $750,000 was equal to 500,000 times the actual diluted earnings per share, subject to a limit of $750,000; beginning in fiscal 2005, Mr. Farfante is eligible for an annual bonus calculated with respect to reported diluted earnings per share of Insight Enterprises and Insight North America, a fixed multiplier and a performance factor which increases with rising and decreases with falling diluted earnings per share, all assuming achievement by Insight Enterprises and Insight North America of a minimum diluted earnings per share. For purposes of the bonus calculation, diluted earnings per share will be increased or decreased, as applicable, for any adjustments which are reflected in the tabular reconciliation of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures in the quarterly press releases of the results of operations of Insight Enterprises. Mr. Farfante is also eligible for a $25,000 bonus, payable semi-annually, based on improvements in employee satisfaction improvement survey results.

(v)	upon a “change in control”, a termination of the agreement by us “without cause” or a termination of the agreement by the named executive officer for “good reason” (as those terms are defined in the agreements), we would be required to make a lump-sum payment in an amount equal to two times Mr. Farfante’s annual base salary, less the amount paid during the notice period, and two times the higher annual bonus that would have been awarded, based on the calculation then in effect, during the one of the two immediately preceding fiscal years which would produce the higher award. All payments made following a “change in control” are to be grossed-up for Mr. Farfante’s taxes.

     P. Robert Moya.

     Mr. Moya, our former Executive Vice President, Chief Administrative Officer, General Counsel and Secretary retired from the Company on December 29, 2004. We agreed to terminate Mr. Moya’s employment pursuant to Section 6(b) — Termination by Company Without Cause — of his Employment Contract, which was entered into as of February 14, 2004. On September 30, 2004, Mr. Moya was provided with a 90-day written notice resulting in an effective termination date of December 29, 2004. Mr. Moya was placed on paid administrative leave during the 90-day notice period. Pursuant to Mr. Moya’s employment contract, he was paid his current salary and bonus, calculated in accordance with his employment contract, until the termination date of December 29, 2004.

     In accordance with Mr. Moya’s employment contract, he received a severance payment on the date of termination, December 29, 2004, equal to two times his base salary, less the amount paid during the notice period, and two times the higher annual bonus that would have been awarded, based on the calculation then in effect, during the one of the two immediately preceding fiscal years which would produce the higher award. The total severance amount was $1.4 million. Additionally, certain of his unvested stock options vested fully on December 29, 2004 and all unexercised stock options expired on January 10, 2005.

Stuart Fenton.

(i)	effective date September 12, 2002;

(ii)	a two-year initial term that automatically renews for a new two-year term each successive day after the start of the initial term;

(iii)	an annual salary of approximately $318,000, which was raised to approximately $386,000 effective March 2004;

(iv)	incentive compensation totaled $256,205 in 2004. Up to June 30, 2004, the incentive compensation was equal to 2.0% of Insight UK’s net earnings, subject to and conditional upon Insight UK’s quarterly net earnings being equal to or greater than at least 80% of the trailing four quarters’ average; from and after July 1, 2004, net earnings, for purposes of the incentive compensation calculation, will be increased or decreased, as applicable, for any adjustments pertaining to Insight UK which are reflected in the tabular reconciliation of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures in the quarterly press releases of the results of operations of Insight Enterprises, Inc.

(v)	upon a “change in control”, a termination of the agreement by us “without cause” or a termination of the agreement by the named executive officer for “good reason” (as those terms are defined in the agreements), we would be required to make a lump-sum payment in an amount equal to Mr. Fenton’s annual salary, less the amount paid during the notice period.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, which met seven times during 2004, makes compensation decisions with respect to directors and officers subject to the reporting requirements of Section 16(a) of the Exchange Act and our other senior officers.

     The Committee is charged with:

(1)	reviewing and approving the annual salary, bonus and other benefits including perquisites and personal benefits, to be paid or awarded to directors and officers subject to the reporting requirements of Section 16(a) of the Exchange Act and our other senior officers (except as delegated, within prescribed limits, to our Chief Executive Officer and President and our Chief Financial Officer); and

(2)	reviewing and recommending to the Board of Directors new equity compensation plans and changes to existing plans.

     In December 2002, the Committee commissioned Aon Consulting (“Aon”) to analyze and review the competitiveness of our executive compensation, which Aon presented in 2003. The analysis measured Insight Enterprises’ compensation goals and actual results against information for two groups of companies (the “comparison groups”). The first group was selected by Aon, based on their similarities to Insight Enterprises, and utilizes information from public filings. The second group was certain companies participating in an annual third-party survey of executive compensation. The Committee also, separately, considers other relevant sources of information in setting compensation for executives. The Committee, as well as each of our Chief Executive Officer, our Chief Financial Officer and our former Executive Vice President/General Counsel, met with Aon to review Aon’s findings. In addition, the Committee met separately with Aon concerning its analysis and recommendations and retained outside counsel to the Committee to advise it regarding specific provisions of the new employment agreements. Utilizing Aon’s analysis, internal resources and outside counsel, the Committee restructured the employment agreements with Timothy A. Crown, Stanley Laybourne, P. Robert Moya and Dino D. Farfante, effective November 1, 2003, with the principal changes relating to increases in base pay, moving from quarterly incentive bonuses based on adjusted net earnings to annual incentive bonuses based on diluted earnings per share and annual setting, by the Committee, of bonus formulae and percentages. This analysis was also referred to by the Committee when deciding on a compensation package for Richard A. Fennessy. The Committee anticipates that similar periodic reviews and analysis will be conducted in the future.

Compensation Philosophy

     The general philosophy of our executive compensation program is to offer compensation, including base salaries, bonus and equity incentives, that is competitive in the marketplace and will permit us to attract and retain highly qualified executives and encourage extraordinary effort on behalf of Insight Enterprises. The employment agreements with executives and the stock incentive plans reflect this philosophy.

Base Salary

     The Committee targets base pay for executive officers at or near the median of the comparison groups and adjusts, as appropriate, for tenure, performance and variations in actual position responsibilities from position descriptions in the comparison groups.

Cash Bonuses, Total Cash Compensation

     The Committee places greater emphasis on bonus compensation than base salary and, accordingly, targets bonuses for executive officers at or above the median for the comparison groups. The Committee views bonus compensation as a means of closely tying a significant portion of the total potential cash compensation to executives to the financial performance of the Company or the portion of the Company for which the executive has management responsibility.

     The Committee adjusted bonuses for 2004 in an effort to yield bonus compensation and total cash compensation closer to targets and to provide, overall, compensation for the entire team of named executive officers which is competitive with compensation offered within the comparison groups. In addition, in employment agreements with executives, annual bonuses based on diluted earnings per share replaced quarterly bonuses based on adjusted net earnings in order to derive bonus and total cash compensation which is more closely linked to longer term increases in stockholder value. The employment agreements retain the right of the Committee to use and set bonus formulae each year based then current circumstances.

Stock Incentives

     The Committee views stock-based compensation as a critical component of the overall executive compensation program and targets equity incentive compensation grants at or above the median for the comparison groups to motivate and reward executives for long-term strategic management and increases in stockholder value.

     Additionally, in 2000 stock options were granted in subsidiaries that Insight Enterprises intended, eventually, to divest because it directly tied an executive’s compensation to the value realized from a successful divestiture. The Committee does not currently intend to grant any additional stock options in subsidiaries.

     Grants to our named executive officers, when made, are at an exercise price equal to the market value of the underlying common stock at the close of trading on the date of grant, thus serving to focus the officer’s attention on managing the Company from the perspective of an owner with a continuing equity stake in the business.

     The Committee intends to consider carefully the accounting implications of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” which will be effective July 1, 2005 for Insight Enterprises. Although the Committees views on stock-based compensation will likely not change, the Committee may decide to change the amount and form of equity compensation in the future.

Chief Executive Officer Compensation

     The Committee determines compensation for the Chief Executive Officer using the same criteria it used for other executives, placing relatively less emphasis on base salary and, instead, creating greater performance based opportunities for bonus and total cash compensation.

     Following the Committee’s review of the Aon analysis and other available information, Mr. Crown’s base salary was increased in 2004 from $250,000 to $695,000. This base salary, although a significant increase from the prior base salary, remained below the median for the comparison groups. The Committee, in making this decision, considered the following key factors: the base salary of Mr. Crown had been constant since 2001; the base salary was significantly less than the targeted base salary level for the Chief Executive Officer and far behind companies in the comparison groups; the successful integration of Comark and conversion to a new IT system; the development of the single-source model for IT products and services and delivery of that message; and other direct contributions of Mr. Crown to the continuing success of Insight Enterprises. The Committee considered the same factors in determining to change the bonus structure (as described above) for Mr. Crown. The Committee considered the experience and responsibilities of Richard A. Fennessy and determined that a salary and bonus structure for 2005 similar to Mr. Crown’s in 2004 was appropriate. Additionally, the Committee determined that it was important to provide Mr. Fennessy with equity compensation in the form of stock options and restricted stock in order to motivate and reward him for long-term strategic management and increases in stockholder value.

Section 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and any other executive officer whose compensation is required to be reported in the Summary Compensation Table above. Qualified performance-based compensation will not be subject to the deduction limit if certain conditions are met. It is the Committee’s intent to evaluate and, to the extent consistent with its other compensation objectives and overall compensation philosophy, take the steps necessary to satisfy those conditions in order to preserve the deductibility of executive compensation. Nevertheless, we may not be able to preserve deductibility of executive compensation recognized in connection with the exercise of certain options that have been granted to covered executive officers. Specifically, compensation resulting from the exercise of options granted to a covered executive officer under the 1994 Option Plan will not qualify for deductibility to the extent that the total of the base salary, bonuses and compensation from such option exercise received by any covered executive officer exceeds $1 million in any taxable year.

COMPENSATION COMMITTEE:

Larry A. Gunning, Chairman	Bennett Dorrance
Robertson C. Jones	Michael M. Fisher

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee for 2004 were Bennett Dorrance, Larry A. Gunning, Michael M. Fisher and Robertson C. Jones. No member of this committee was at any time during 2004 or at any other time an officer or employee of Insight Enterprises, and no member had any relationship with Insight Enterprises requiring disclosure under Item 404 of Regulation S-K. No executive officer of Insight Enterprises has served on the board or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee during the 2004 fiscal year.

STOCK PRICE PERFORMANCE GRAPH

     Our stock trades under the symbol NSIT on the Nasdaq National Market. Set forth below is a graph comparing the percentage change in the cumulative total stockholder return on our common stock with the cumulative total return of the Nasdaq Stock Market U.S. Companies (Market Index) and the Nasdaq Retail Trade Stocks (Peer Index) for the period starting January 1, 2000 and ending December 31, 2004. The graph assumes that $100 was invested on January 1, 2000 in our common stock and in each of the two Nasdaq indices, and that, as to such indices, dividends were reinvested. We have not, since our inception, paid any cash dividends on our common stock.

     Historical stock price performance shown on the graph is not necessarily indicative of future price performance.

	Jan. 1,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2000	2000	2001	2002	2003	2004
Insight Enterprises, Inc.	$100.00	$73.46	$100.74	$34.03	$76.99	$84.03
Common Stock (NSIT)

Nasdaq Stock Market	$100.00	$59.43	$47.14	$32.59	$48.73	$53.03
U.S. Companies
(Market Index)	$100.00	$62.38	$86.21	$73.27	$102.03	$129.39
Nasdaq Retail Trade
Stocks (Peer Index)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, our directors, executive officers, and any persons holding more than 10% of our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to disclose any known failure to file by these dates. Based upon a review of such reports furnished to us, or written representations that no reports were required, we believe that these filing requirements were satisfied in a timely manner during the year ended December 31, 2004, except for five late Form 4 reports, made on September 1, 2004, with respect to the grants of options to purchase common stock on August 26, 2004 in the amount of 25,000 options to Stuart Fenton, 7,500 options to James D. Kebert, 15,000 options to James A. McCoy, 15,000 options to Karen K. McGinnis, and 15,000 options to Timothy J. McGrath. Mr. Kebert, Mr. McCoy and Mr. McGrath are no longer subject to the reporting requirements of Section 16(a) of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 18, 2005 (except as otherwise indicated) by (i) each person or entity known to us own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of the named executive officers and (iv) all directors and executive officers as a group.

	Shares of Common Stock
	Beneficially Owned (1)
Name and Address	Number of Shares		Percent
AXA Financial, Inc. and affiliated entities	3,496,560	(2)	7.06%

Barclays Global Investors, N.A. and affiliated entities	2,685,080	(3)	5.41%

Eric J. Crown	1,082,905	(4)	2.15%

Timothy A. Crown	575,736	(5)	1.16%

Stanley Laybourne	584,084	(6)	1.17%

Dino D. Farfante	138,049	(7)	*

Richard A. Fennessy	75,000	(8)	*

Robertson C. Jones	30,186	(9)	*

Larry A. Gunning	25,126	(10)	*

Stuart Fenton	19,958	(11)	*

Michael M. Fisher	18,318	(12)	*

Bennett Dorrance	6,167	(13)	*

All directors and executive officers as a group (12 persons)	3,132,793	(14)	6.25%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In accordance with SEC rules, a person is deemed to own beneficially any shares that would be acquired upon exercise of stock options within 60 days of the date of determination of beneficial ownership. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Share data based on information in an amendment to a Schedule 13G filed on February 14, 2005 with the SEC by AXA Financial, Inc., AXA, The Mutuelles AXA and certain of their affiliated entities. As of December 31, 2004, the Schedule 13G indicates that the reporting persons had sole voting power as to 2,383,607 shares, shared voting power as to no shares, sole dispositive power as to 3,496,560 shares and shared dispositive power as to no shares. The address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104, the address for AXA is 25, avenue Matignon, 75008 Paris, France and the address for The Mutuelles AXA is 26, rue Drovot, 75009 Paris, France.

(3)	Share data based on information in a Schedule 13G filed on February 14, 2005 with the SEC by Barclays Global Investors, NA (“Barclays Investors”), Barclays Global Fund Advisors (“Barclays Fund Advisors”), Barclays Capital Securities Limited (“Barclays Capital Securities”) and Palomino Limited (“Palomino”. As of December 31, 2004, the Schedule 13G indicates that Barclays Investors has sole voting power as 801,871 shares and sole dispositive power as to 912,267 shares, Barclays Fund Advisors has sole voting power of 1,254,777 shares and sole dispositive power as to 1,258,499 shares, Barclays Capital Securities has sole voting power and sole dispositive power as to 488,224 shares and Palomino has sole voting power and sole dispositive power as to 26,090 shares. The address for Barclays Investors and Barclays Fund Advisors is 45 Fremont Street, San Francisco 94105, the address for Barclays Capital Securities is 5 The North Colonnade, Canary Wharf, London, England E14 4BB, and the address for Palomino is Walker House, Mary Street, P.O. box 908 GT, George Town, Grand Cayman (Cayman Islands).

(4)	Includes 779,894 shares subject to options exercisable within 60 days of February 18, 2005.

(5)	Includes 46,500 shares subject to options exercisable within 60 days of February 18, 2005.

(6)	Includes 584,084 shares subject to options exercisable within 60 days of February 18, 2005.

(7)	Includes 130,750 shares subject to options exercisable within 60 days of February 18, 2005.

(8)	Includes a 75,000 share grant of restricted stock with restrictions that will lift ratably over three years following the date of grant of January 3, 2005.

(9)	Includes 30,186 shares subject to options exercisable within 60 days of February 18, 2005.

(10)	Includes 25,126 shares subject to options exercisable within 60 days of February 18, 2005.

(11)	Includes 19,958 shares subject to options exercisable within 60 days of February 18, 2005.

(12)	Includes 17,593 shares subject to options exercisable within 60 days of February 18, 2005.

(13)	Includes 1,667 shares subject to options exercisable within 60 days of February 18, 2005.

(14)	Includes 2,212,863 shares subject to options exercisable within 60 days of February 18, 2005.

AUDIT COMMITTEE REPORT

     As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Insight Enterprises’ financial reporting, internal control and audit functions. Insight Enterprises’ management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. Insight Enterprises’ registered independent public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     Among other matters, the Audit Committee monitors the activities and performance of Insight Enterprises’ internal and independent auditors, including the audit scope, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has the ultimate authority and responsibility to select, evaluate, and when appropriate, replace the independent auditor. The Audit Committee also reviews the results of the internal and independent audit work with regard to the adequacy and appropriateness of Insight Enterprises’ financial, accounting and internal controls, including obtaining progress reports throughout the year on Insight Enterprises’ compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee engaged in regular discussions with the director of internal audit and independent auditor without the presence of senior members of management during 2004. Management and independent auditor presentations to, and discussions with, the Audit Committee also covered various topics and events that have significant financial impact on Insight Enterprises or are the subject of discussions between management and the independent auditor. In this context, the Audit Committee met thirteen times during 2004, during which it held discussions with senior members of Insight Enterprises’ financial management team, the director of internal audit and independent auditor.

     The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent auditor. For each non-audit service, as defined in the policy, performed by the auditor, an engagement letter confirming the scope and terms of the work to be performed is submitted to the Committee for pre-approval. Any modification to an executed engagement letter must also be pre-approved by the Committee. As permitted by Section 10A(i)(3) of the Exchange Act, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for all engagements under $50,000. The Chairman of the Audit Committee must report any pre-approval decisions to the Audit Committee at its next regular quarterly meeting.

     Management has reviewed Insight Enterprises’ audited consolidated financial statements with the Audit Committee including a discussion of the quality, not just the acceptability, of the relevant accounting principles, the reasonableness of significant judgments made in connection with critical accounting principles and the accuracy and clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of Insight Enterprises have been prepared in conformity with United States generally accepted accounting principles.

     The Audit Committee discussed with the independent auditors the matters required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” The independent auditors also provided to the Audit Committee a letter with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent auditors their independence.

     Based on the Audit Committee’s discussions with management and the independent auditors and its review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Insight Enterprises’ Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Michael M. Fisher, Chairman	Larry A. Gunning	Robertson C. Jones

RELATIONSHIP WITH INDEPENDENT AUDITORS

     Our registered independent public accounting firm during the year ended December 31, 2004 was KPMG LLP (“KPMG”), independent certified public accountants. KPMG has audited our financial statements since 1988.

Fees and Independence

     Audit Fees. KPMG billed us an aggregate of $1,582,000 and $642,000 for professional services rendered for the audit of our financial statements for the years ended December 31, 2004 and 2003, its reviews of our financial statements included in our quarterly reports on form 10-Q and statutory audits in the United Kingdom for the years ended December 31, 2004 and 2003, respectively.

     Audit-Related Fees. KPMG billed us an aggregate of $0 and $47,000 for assurance and services related to employee benefit plan audits, accounting consultations, due diligence related to mergers and acquisitions and additional attest services for the years ended December 31, 2004 and 2003, respectively.

     Tax Fees. Tax fees for the years ended December 31, 2004 and 2003 of $208,000 and $197,000, respectively, include fees for services relating to tax compliance, unclaimed property, expatriates and tax planning and advice including tax assistance with tax audits.

     All Other Fees. There were no other fees paid to KPMG for the years ended December 31, 2004 and 2003.

     The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2004 were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s full-time, permanent employees.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE MAXIMUM SIZE OF OUR BOARD OF DIRECTORS FROM 9 MEMBERS TO 12 MEMBERS

     Our current Amended and Restated Certificate of Incorporation, as amended, contains a provision that requires our Board of Directors to have at least three directors and a maximum of nine directors. We propose to amend this provision to increase the maximum number to twelve directors, but we do not propose to amend the minimum size provision or the classification of the Board of Directors into three classes. Accordingly, if stockholders approve this proposal, our Board of Directors would be required to have no fewer than three and no more than twelve directors, to be split as nearly evenly as possible among the three classes of the Board of Directors. The exact number of directors, within those limits, will continue to be decided by the Board of Directors.

     The current Board of Directors consists of seven directors, and there are no vacancies. In connection with the employment of Mr. Fennessy as our Chief Executive Officer in November 2004, we agreed to appoint Mr. Fennessy to the Board of Directors as soon as we appoint another independent director. The Nominating and Governance Committee is currently identifying and evaluating appropriate independent candidates so that we can appoint an independent director and Mr. Fennessy. These two appointments will take the Board of Directors to its maximum permitted size. We believe that it is advisable to have the ability to expand the Board of Directors further, to the proposed maximum of twelve, to preserve the flexibility to add other directors if the Nominating and Governance Committee’s process identifies other suitable independent candidates whose experience or skills add value to the Board at this time or, in the future, in response to the increasing workload faced by the independent Directors generally. The Marketplace Rules of the NASD require that a majority of our Board of Directors be independent (as the NASD defines that term) and that all of the members of the Audit Committee of the Board of Directors also be independent. We have determined that the Board of Directors and its Audit Committee meet these requirements (as do the Compensation and Nominating and Governance Committees), but we have also determined that the ongoing effectiveness of the Board of Directors and the independent Directors serving on the Board of Directors and its committees may be enhanced if the Board of Directors is able to expand its size as necessary, subject to the limit of twelve directors.

     We continue to adapt to changes in board practices and corporate governance requirements and norms, and these changes increase the demand placed on independent directors. Independent directors, in particular, and boards, in general, are appropriately being asked to devote more time and effort to their board duties. We believe in the value of having effective committees comprised solely of independent directors, and we believe that creating the opportunity for independent directors to focus their time and efforts to those committee assignments which interest them most would ultimately make the committees more effective. At the current size of the Board, three of four independent directors serve on all three committees of our Board of Directors. When we appoint another independent director and Mr. Fennessy, we may be able to redistribute some committee assignments. If stockholders approve this proposal and if additional suitable candidates are identified, we may be able redistribute committee assignments further, all with the goal of increasing the effectiveness of the committees.

     For all of these reasons, we believe that the Board of Directors should have the flexibility, following the appointment of another independent director and of Mr. Fennessy, to increase its size beyond the current limit of nine directors. We believe that a minimum of three directors and a maximum of twelve directors would adequately serve our needs for the foreseeable future, although, at present, the Board does not have any particular plans, excluding the appointment of one additional independent director and Mr. Fennessy, to increase its size.

     This proposal would amend and restate Article 5 of our Amended and Restated Certificate of Incorporation as follows:

     5. Classification and Terms of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than three directors nor more than twelve directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The terms of the initial Class I directors shall terminate on the date of the 1995 annual meeting of stockholders; the terms of the initial Class II directors shall terminate on the date of the 1996 annual meeting of stockholders; and the terms of the initial Class III directors shall terminate on the date of the 1997 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1995, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining terms of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and his successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, even if less that a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the terms of the class in which such director shall have been elected.

     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article 5 unless expressly provided by such terms.

     The Board of Directors has adopted a resolution setting forth the proposed amendment, declaring the advisability of the amendment and directing that the proposed amendment be submitted to stockholders for approval at the annual meeting. If the proposed amendment is adopted, we intend to immediately file it with the Secretary of State of the State of Delaware, at which time it will become effective. After the amendment is filed, the Board of Directors will have the authority to increase or decrease the size of our board of directors, subject to a minimum of three directors and a maximum of twelve directors.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE APPROVAL OF AN AMENDMENT TO OUR AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE MAXIMUM SIZE OF
OUR BOARD OF DIRECTORS FROM 9 MEMBERS TO 12 MEMBERS

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS INDEPENDENT PUBLIC AUDITOR

     Our Audit Committee has retained KPMG as our registered independent public accounting firm in 2005, and we are asking stockholders to ratify that appointment. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered independent public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders. Representatives of KPMG will attend the annual meeting, have an opportunity to make a statement and be available to answer questions.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS OUR INDEPENDENT PUBLIC AUDITORS
FOR THE YEAR ENDING DECEMBER 31, 2005

STOCKHOLDER PROPOSALS

     If any stockholder would like to make a proposal at our 2006 annual meeting, including the nomination of a director candidate, we must receive it no later than November 18, 2005 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholders may propose director candidates for consideration by sending the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of our common stock to our Corporate Secretary at 1305 West Auto Drive, Tempe, Arizona 85284. If any stockholder intends to present a proposal at the 2006 annual meeting of stockholders without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no later than January 27, 2006. Any notice received after January 27, 2006 is untimely. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Proposals should be addressed to our Corporate Secretary at 1305 West Auto Drive, Tempe, Arizona 85284.

OTHER MATTERS

     We know of no other matters to be brought before the annual meeting. If any other matter properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares represented by the proxies as the Board may recommend.

INSIGHT ENTERPRISES, INC.
ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 28, 2005
3:00 p.m. local time

Insight Corporate Headquarters
1305 West Auto Drive
Tempe, Arizona 85284

Insight Enterprises, Inc. 1305 West Auto Drive, Tempe, AZ 85284	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 28, 2005.

The shares of stock you hold in your account will be voted as you specify.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing this proxy, you revoke all prior proxies and appoint RICHARD A. FENNESSY AND STANLEY LAYBOURNE and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

There are three ways to vote your proxy:	Company #

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE – 800-560-1965 – QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00pm (CT) on April 27, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET – http://www.eproxy.com/nsit/ – QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00pm (CT) on April 27, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Insight Enterprises, Inc. c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If voting by phone or Internet, you should not mail your proxy card.
— Please detach here —

The Board of Directors Recommends a Vote FOR items 1, 2 and 3.

1.	Election of Two Class II Directors:	01 Larry A. Gunning	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
02 Robertson C. Jones

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve an amendment to our amended and restated certificate of incorporation to increase the maximum size of our Board of Directors from 9 members to 12 members.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To ratify the appointment of KPMG LLP as our registered independent public accounting firm for the year ending December 31, 2005.	☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS.

Address Change? Mark Box Indicate changes below:	☐	Planning to attend the Annual Meeting? Mark Box		Date:
☐

Signature(s) in Box
Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.